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                                                                    Exhibit 4(I)

STATE OF ALABAMA

JEFFERSON COUNTY

                                   SOUTHTRUST
                             401(k) TRUST AGREEMENT

                  THIS AGREEMENT, made this 1st day of June, 2000, by and between SOUTHTRUST CORPORATION, a corporation organized under the laws of the State of Delaware, with its principal place of business located at Birmingham, Alabama (hereinafter for brevity referred to as the "Employer"), and SOUTHTRUST BANK, a banking association, having its principal place of business in Birmingham (hereinafter for brevity referred to as the "Trustee"), as follows:

                                   WITNESSETH:

                  WHEREAS, Employer maintains the SouthTrust Corporation Employees' Profit Sharing Plan and Trust, originally effective August 8, 1966; and

                  WHEREAS, said Plan and Trust are currently in the form of a single document; and

                  WHEREAS, it is advisable that said Plan and Trust be divided into the SouthTrust 401(k) Plan and the SouthTrust 401(k) Trust Agreement, which will be two separate documents; and

                  WHEREAS, said Plan provides that the Employer reserves the right at any time to amend in whole or in part any and all provisions of said Plan; and

                  WHEREAS, it is intended that this Trust Agreement shall constitute a part of the SouthTrust Corporation 401(k) Plan, the provisions of which are herein incorporated by reference, which will qualify under Section 401(a) of the Code and thereby obtain a tax-exempt status under Section 501(a) of the Code; and

                  NOW, THEREFORE, in consideration of the above premises and the mutual covenants herein contained, it is agreed by and between the Employer and Trustee that the within Trust Agreement shall contain all of the terms and provisions of the SouthTrust Corporation 401(k) Trust as of the date hereof and that the terms and provisions of the original trust agreement and amendments thereto are modified and amended as set forth herein:


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                                    ARTICLE I

                                   DEFINITIONS

                  When used herein, the following words and phrases shall have the following meanings, unless the context clearly indicates otherwise.

                  1.1 "Anniversary Date" shall mean the last day of the Plan
Year.

                  1.2 "Beneficiary" shall mean, subject to the distribution provisions of Article VIII of the plan, the person or persons selected in writing by the Participant to receive the benefits under the Plan in the event of the Participant's death. Wherever the rights of a Participant are stated or limited herein, his Beneficiary shall be deemed bound thereby. If any Participant shall fail to designate a Beneficiary, or if there is no designated Beneficiary surviving at the Participant's death, the Administrator shall be empowered to designate a Beneficiary or Beneficiaries on his behalf, but only from among the following, in the order named: (1) spouse, (2) children, in equal shares, (3) parents, in equal shares or survivor, (4) brothers and sisters, per stirpes, and (5) estate of the Participant. In the event any of the above shall be under the age of majority, then the proceeds shall be paid in accordance with the provisions for making payments for the benefit of minors outlined in Article VIII of the Plan.

                  1.3 "Board" shall mean the Board of Directors of the Employer.

                  1.4 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.5 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  1.6 "Employee" shall mean any person employed by Employer maintaining the Plan or any other employer required to be aggregated with such Employer under Sections 414(b), (c), (m) or (o) of the Code. For purposes of determining whether or not the Plan meets the requirements of Section 10.2 of the Plan, the term Employee shall also include the Beneficiary of an Employee. The term Employee shall also include leased employees within the meaning of
Section 414(n) or 414(o) of the Code.

                  1.7 "Administrative Committee" shall mean the Administrative Committee provided for in Article IV of the Plan.

                  1.8 "Employer" shall mean SouthTrust Corporation, a corporation having its principal office at Birmingham, Alabama, or any successor thereto by merger, purchase or otherwise, and any participating employer which may adopt the Plan.

                  1.9 "Named Fiduciary" shall be the Administrative Committee or such other party, individual or otherwise, appointed by the Board.

                  1.10 "Participant" shall mean any Employee who meets (or has met in prior plan years) the participation and eligibility requirements set out in the Plan, and whose nonforfeitable benefits have not been fully distributed.

                  1.11 "Participating Employer" shall mean any corporation, partnership, professional corporation or professional association which has adopted the Plan pursuant to ARTICLE XIV of the Plan.


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                  1.12 "Plan" shall mean SouthTrust Corporation 401(k) Plan, as set forth by that document and all amendments thereto.

                  1.13 "Plan Administrator" (hereinafter sometimes for brevity referred to as "Administrator") shall be the Administrative Committee or such other party, individual or otherwise, appointed by the Board.

                  1.14 "Plan Year" shall mean the period of twelve (12) consecutive months beginning on the first day of January and ending on the last day of December.

                  1.15 "Rollover Account" shall mean the account maintained by the Employer to record transfers to the Trustee pursuant to ARTICLE XI of the Plan.

                  1.16 "Taxable Year" shall mean the annual accounting period for which the Employer regularly computes income for federal income tax purposes.

                  1.17 "Trust Fund" shall mean all funds and property received by the Trustee, including Contracts, if any, together with all income, profits or other increment thereon.

                  1.18 "Trustee" shall mean the individuals or bank selected by the Board of Directors of the Employer, as Trustee of the Plan, which has agreed to perform the duties of Trustee as set out in this Trust Agreement.

                  1.19 Where such meanings would be appropriate, pronouns or other words indicating masculine, feminine or neuter gender shall be deemed to include other genders, and the singular shall include the plural and the plural the singular.

                                   ARTICLE II

                                     TRUSTEE

                  2.1 Establishment and Acceptance of Trust. The Trustee shall receive any contributions paid to it in cash, or in kind, which shall constitute, together with other contributions made from year to year by Employer and Employee and income, interest, gains and losses thereon, the Trust Fund. The Trust Fund shall be held, managed and administered in trust pursuant to the terms of this Trust Agreement. The Trustee hereby accepts the Trust Fund created hereunder and agrees to perform and discharge its duties under this Trust Agreement solely in the interest of the Participants and Beneficiaries and,

                           (a)      for the exclusive purpose of (1) providing
benefits to Participants and their Beneficiaries, and (2) defraying reasonable expenses of administering the Trust Fund;

                           (b)      with the care, skill, prudence and diligence
under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aim;

                           (c)      by diversifying the investment of the Trust
Fund so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and


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                           (d)      in accordance with the documents and
instruments governing the Plan and Trust Agreement insofar as such documents and instruments are consistent with provisions of ERISA.

                  2.2 Investment of Trust Fund. The Trustee shall invest the Trust Fund assets in stocks, bonds, securities, investment company or trust shares, mortgages, notes, choses in action, leaseholds, real estate, improvements thereon, and other property, specifically including units of participation in the SouthTrust Corporation Group Trust for Retirement Plans (the instrument creating such group trust fund, together with any amendments, modifications or supplements thereto, being hereby incorporated herein and made a part hereof as fully and to all interests and purposes as if set forth herein at length) and also including "qualifying employer securities, " as said term is defined in Section 407(d)(5) of ERISA, and "qualifying employer real property" as said term is defined in Section 407(d)(4) of ERISA, all wheresoever situated and without regard to any law now or hereafter in force limiting investments for trustees or other fiduciaries: provided, that no "qualifying employer securities" or "qualifying employer real property" shall be purchased if such purchase would result in eighty percent (80%) or more of the fair market value of the Fund being invested in "qualifying employer securities" and "qualifying employer real property."

                  2.3 Powers of Trustee. The Trustee shall have the following powers and authority in the administration of the Trust Fund:

                           (a)      Establish Investment Funds. To develop and
establish Investment Funds within the Trust Fund, with varying strategies and philosophies, which are to be offered to Participants for investment of their accounts. The Trustee may, from time to time, create additional Investment Funds or eliminate existing Investment Funds.

                           (b)      Develop Procedures for Fund Transfers. To
develop procedures necessary to effect transfers among Investment Funds, including utilization of a Voice Response System and the Internet. Procedures for fund transfers may include information regarding unanticipated situations, such as technical difficulties with computerized systems or the unavailability of a price on a selected fund due to circumstances beyond the control of the Employer.

                           (c)      Purchase of Property. To purchase and
subscribe for, any securities or other property and to retain the same in the Trust Fund.

                           (d)      Sale, Exchange, Conveyance and Transfer of
Property. To sell, exchange, convey, transfer, or dispose of, and to grant options with respect to, any property, real or personal, at any time held in the Trust Fund. Any sale may be made by the Trustee by private contract or by public auction, and for cash, or upon credit, or partly for cash or partly upon credit, as the Trustee may deem prudent; no person dealing with the Trustee shall be bound to supervise the application of the proceeds of any transaction or to inquire into the validity, expediency, or propriety of the transaction.

                           (e)      Exercise of Owner's Rights. To vote upon any
stocks, bonds or other securities, to give general or special proxies or powers-of-attorney with or without power of substitution; to exercise any conversion privileges, subscription rights, or other options, and to make any payments incidental thereto; to oppose or to consent to or otherwise participate in corporate reorganizations or other changes affecting corporate securities, and to delegate discretionary powers, and to pay any assessments or charges in connection therewith; and generally, to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property held as part of the Trust Fund.


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                           (f)      Registration of Investments. To cause any
securities or other property to be registered in Trustee's own name or in the name of one or more of Trustee's nominees, and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund.

                           (g)      Borrowing and Lending. To borrow or raise
money for the purpose of the Trust Fund in such amount, and upon such terms and conditions, as the Trustee shall deem advisable; and, for any sum so borrowed, to issue promissory notes as Trustee, and to secure the repayment thereof by pledging all, or any part of, the Trust Fund, except for segregated accounts; and no person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency or propriety of any such borrowing.

                           (h)      Retention of Cash. To keep such portion of
the Trust Fund in cash or cash balances as the Trustee may, from time to time, deem to be in the proper discharge of Trustee's duties.

                           (i)      Retention of Property Acquired. To accept
and retain, for such time as Trustee may deem advisable, any securities or other property received or acquired by Trustee, as Trustee hereunder, whether or not such securities or other property would normally be purchased as investments hereunder.

                           (j)      Execution of Instruments. To make, execute,
acknowledge, and deliver any and all documents and all other instruments that may be necessary or appropriate to carry out the powers herein granted.

                           (k)      Settlement of Claims and Debts. To settle,
compromise, or submit to arbitration any claims, debts, or damages due or owing to or from this Trust, to commence or defend suits or legal or administrative proceedings, and to represent the Trust in all suits and legal and administrative proceedings.

                           (l)      Employment of Agents and Counsel. To employ
suitable agents and counsel (who may be counsel for the Employer), and to pay their reasonable expenses and compensation.

                           (m)      Management of Property. To retain, manage,
operate, repair, improve, mortgage, lease for any period, any real or personal property held by the Trustee, and to purchase and carry insurance in such amount and against such assets as the Trustee may deem advisable.

                           (n)      Power To Do Any Necessary Act. To do all
such acts, take all such proceedings, and exercise all such rights and privileges, although not specifically mentioned herein, as the Trustee may deem necessary to administer the Trust Fund and to carry out the purposes of this Trust Agreement.

                           (o)      Notwithstanding anything herein to the
contrary the Trustee shall not be required to make any inventory, appraisal or settlement or report to any court, or to secure any order of court for the exercise of any power herein contained, or give bond.

                  2.4 The Trustee shall make such loans to Participants as directed in writing by the Plan Administrator, provided, that such loans are made according to a uniform and nondiscriminatory policy adopted by the Administrator and in accordance with the requirements set forth in ARTICLE XII of the Plan. The Trustee may require such documentation as it deems necessary to comply with ARTICLE XII


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of the Plan and shall exercise its direction in accordance with the requirements of Section 2.1 of the Trust Agreement. The Trustee shall be empowered to perform any act which may be necessary in implementing the provisions of ARTICLE XII of the Plan.

                                   ARTICLE III

                          PAYMENTS FROM THE TRUST FUND

                  3.1 In General. The Trustee shall, from time to time, at the written direction of the Administrator, make payments out of the Trust Fund to Participants and their Beneficiaries in satisfaction of benefits due them under the terms of the Plan, as may be specified in the written directions of the Administrator, and upon any such payment being made, such funds shall no longer constitute a part of the Trust Fund from which it was made. Each such written direction shall be accompanied by a certificate of the Administrator that the payment is in accordance with the provisions of this Agreement. The Trustee shall not be responsible in any way with respect to the application of such payments or for the adequacy of the Trust Fund to meet and discharge any and all liabilities under this Agreement.

                  3.2 Payment of Compensation, Expenses and Taxes. The Trustee shall be paid a reasonable compensation as shall be agreed upon by the Employer and the Trustee, except that if the Trustee is an Employee of the Employer, he shall not receive compensation for services performed as a Trustee. The Trustee, in performing the Trustee's duties under this Plan, may employ counsel, accountants and other agents as the Trustee shall deem advisable. All expenses incurred by the Trustee in the administration of the Trust Fund, including, but not limited to, the compensation of counsel, accountants, investment managers, brokers, the Trustee, other agents or fiduciaries, shall be charged against the Trust Fund, to the extent not paid directly by or reimbursed by the Employer. All taxes that may be levied or assessed under existing or future laws upon, or in respect to, the Trust Fund, its assets or the income therefrom, shall be a charge upon the Trust Fund to the extent not paid directly by Employer, and the Trustee may pay such sum or sums as may be required to satisfy any tax obligation. The payments made by the Trustee shall be charged to the Participants' accounts in the same proportion and manner as losses of the Trust Fund are chargeable.

                  3.3 Reversions to Employer. Except as hereinafter provided, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to Participants and their Beneficiaries, for any part of the Trust Fund to be used for or diverted to purposes other than for the exclusive benefit of the Participants under the Plan and their Beneficiaries. In the event Plan Sections entitled "Limitations on Annual Additions," "Exclusive Benefit Rule" and "Employer Reversion Upon Initial Disqualification" are applicable, the Trustee shall, at the written direction of the Administrator, make payments from the Trust Fund to the Employer pursuant to such provisions.

                                   ARTICLE IV

                                   ACCOUNTING

                  4.1 Trustee Records. The Trustee shall keep accurate and detailed account of all investments, receipts, disbursements and other transactions hereunder. All accounts, books and records relating to such transactions shall be open to inspection and audit at all reasonable times by the Administrator or the Employer.


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                  As soon as practicable, but no later than 90 days, following the close of each fiscal year of the Trust and as soon as practicable, but no later than 90 days, after the removal or resignation of the Trustee, as hereinafter provided, the Trustee shall file a report with the Employer and Plan Administrator setting forth all investments, receipts, disbursements and other transactions effected by the Trustee during the fiscal year or during the period from the close of the last fiscal year to the date of such removal or resignation. The report shall contain an exact description, the cost, as shown on the Trustee's books and where readily ascertainable, the market value as of the end of such period of every item held in the Trust Fund and the amount and nature of every obligation owed by the Trust Fund.

                                    ARTICLE V

            REMOVAL, RESIGNATION AND APPOINTMENT OF SUCCESSOR TRUSTEE

                  5.1 Removal. The Trustee or, in the case of more than one Trustee, any one or more of the Trustees may be removed by the Named Fiduciary at any time upon sixty (60) days notice in writing to said Trustee or Trustees. Within said sixty (60) day period, the Named Fiduciary shall appoint a successor Trustee or Trustees, as hereinafter provided in Section 5.3, and shall give written notice to the Employer, Administrator, and the Trustee or Trustees who are removed that the remaining Trustee or Trustees shall serve as successors. Upon acceptance of such appointment by the successor, the Trustee or Trustees who are removed shall assign, transfer and pay over to such successor all funds and property then constituting the Trust Fund; or, in the event less than all the Trustees are removed and the remaining Trustee or Trustees shall become the successor, such Trustee or Trustees who have been removed shall relinquish all right, title and interest in and to any funds or properties constituting the Trust Fund.

                  5.2 Resignation. The Trustee or, in the case of more than one Trustee, any one or more of the Trustees may resign at any time by giving written notice thereof to the Named Fiduciary, the Employer and the Administrator setting forth the effective date of such resignation, which in no event shall be less than sixty (60) days from the date of said written notice, unless otherwise agreed to by the resigning Trustee or Trustees and the Named Fiduciary. In the event less than all the Trustees shall tender their resignations, the same written notice shall be given to the remaining Trustee or Trustees. Within said sixty (60) day period, the Named Fiduciary shall appoint a successor Trustee or Trustees, as hereinafter provided in Section 5.3, and shall give written notice to the Employer, Administrator and resigning Trustee or Trustees that the remaining Trustee shall serve as successor. Upon acceptance of such appointment by the successor, the resigning Trustee or Trustees shall assign, transfer and pay over to such successor all funds and properties then constituting the Trust Fund; or, in the event less than all the Trustees shall resign and the remaining Trustee or Trustees shall become the successor, such resigning Trustee shall relinquish all right, title and interest in and to any funds or properties constituting the Trust Fund.

                  5.3 Appointment of Successor Trustee. Upon the removal or resignation of a Trustee or Trustees, the Named Fiduciary shall appoint a successor Trustee or Trustees, who shall have the same powers and duties as those conferred upon the Trustee or Trustees who are being removed or who are resigning. Written notice of such appointment shall be given by the Named Fiduciary to the Trustee or Trustees who are being removed or who are resigning within sixty (60) days from the notice of removal or resignation, together with a copy of the written acceptance by the successor Trustee or Trustees.


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                                   ARTICLE VI

                           FIDUCIARY RESPONSIBILITIES

                  6.1      Allocation of Responsibilities Among Fiduciaries.

                           (a)      Trustee: The Trustee shall have exclusive
responsibility for the control and management of the Trust Fund, as provided in the Trust Agreement and specifically, but not in limitation of its general authority, investment and reinvestment of the Trust Fund.

                           (b)      Administrator: The Administrator shall have
responsibility and authority to control the operation and administration of the Plan as specifically set forth in ARTICLE IV of the Plan.

                           (c)      The Employer:

                                    (i)      The Employer shall have the
authority and responsibility for (i) the design of the Plan, including the right to amend the Plan; (ii) the qualification under applicable law of the Plan, any amendments to the Plan, and any document relating to the Plan; (iii) the funding of the Plan; (iv) the designation of the Named Fiduciary; (v) review of disallowed claims of Participants; (vi) appointment of an Investment Manager; and (vii) the exercise of all fiduciary functions provided in the Plan or in the Trust Agreement or necessary to the operation of the Plan except such functions as are assigned to other fiduciaries pursuant to the Plan or Trust Agreement, including the authority to allocate or delegate fiduciary responsibilities which do not involve the management and control of assets of the Trust Fund.

                                    (ii)     Any authority assigned or reserved
to the Employer under the Plan and Trust Agreement shall be exercised by resolution of the Employer's Board and shall become effective, with respect to the Trustee, upon written notice to the Trustee signed by the President, Treasurer or Secretary of the Employer advising the Trustee of such exercise.

                                    (iii)    The Employer as Named Fiduciary
shall allocate and delegate fiduciary responsibilities by giving written notice thereof to the Plan Administrator and the Trustee of the responsibilities to be allocated and the person or persons to whom the responsibilities are to be allocated. In implementing the procedure for the allocation and delegation of fiduciary responsibilities, the Employer shall discharge its duties with respect to such allocation and delegation with the care, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character with like aims; and it shall discharge its duties solely in the interest of the Participants and their Beneficiaries. The Employer shall make a formal periodic review of the performance of any fiduciary to whom it allocates or delegates fiduciary responsibilities and of any person which it employs to render advice in regard to any fiduciary responsibility which it has under the Plan and Trust Agreement.

                  6.2      No Joint Fiduciary Responsibilities.

                  (a) It is intended under the Plan and Trust Agreement, that the Plan Administrator, Named Fiduciary, Employer and Trustee, shall be responsible for the proper exercise of their respective powers, duties, responsibilities and obligations and they shall not be responsible for any act or failure to act of each other.


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                  (b)      This ARTICLE VI is intended to allocate to each
fiduciary individual responsibility for the prudent execution of the functions assigned to him, and none of such responsibilities or any other responsibility shall be shared by two or more of such fiduciaries unless such sharing shall be provided by a specific provision of the Plan or Trust Agreement. Whenever one fiduciary is required by the Plan or Trust Agreement to follow the directions of another fiduciary, the two fiduciaries shall not be deemed to have been assigned a shared responsibility, but the responsibility of the fiduciary giving the directions shall be deemed his sole responsibility, and the responsibility of the fiduciary receiving those directions shall be to follow them insofar as such instructions are on their face proper under applicable law. Each fiduciary, other than the Trustee, may rely upon any direction, information or action with respect to the investment and reinvestment of the Trust Fund as being proper under the Plan and Trust Agreement and they are not required by the terms of the Plan and Trust Agreement to inquire into the propriety of any investment or reinvestment of assets. Nothing in the Plan or Trust Agreement shall be deemed to enlarge the responsibilities or liabilities of any fiduciary with respect to the Plan and Trust Agreement beyond those imposed by ERISA.

                  6.3 Advisor to Named Fiduciary. The Named Fiduciary may employ one or more persons to render advice concerning any responsibility of the Named Fiduciary under the Plan or Trust Agreement, and all other fiduciaries may rely on such advice, any written opinions or certificates without further investigation.


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                                   ARTICLE VII

                            AMENDMENT AND TERMINATION

                  7.1 Amendment. The Employer shall have the right at any time and from time to time, to amend, in whole or in part, any or all of the provisions of this Trust Agreement, provided, however, that the duties, responsibilities and liabilities of the Trustee hereunder shall not be increased without its prior written consent and provided, further, that no amendment hereto shall divert any part of the Trust Fund to purposes other than for the exclusive benefit of the Participants, retired Participants or Beneficiaries, at any time prior to the satisfaction of all liabilities to the Participants, retired Participants, or Beneficiaries, or for the purpose of defraying reasonable expenses of administering the Trust Agreement and the Plan. Any such amendment shall become effective upon delivery to the Trustee (and the endorsement of the Trustee of its written consent thereto, if such consent is required) of a written instrument executed by an officer of the Employer thereunto duly authorized by resolution of the Board; provided, that the Chairman of the Board or the Chief Executive Officer of the Employer may amend the Trust by executing a written instrument providing for such amendment; and provided further that any such amendment adopted by the Chief Executive Officer or Chairman of the Board of the Employer without prior authorization by the Board must have no substantial economic effect upon the Employer, the Plan, the Trust, the Participants in the aggregate or benefits payable. Any amendment to the Trust so effected shall, without further action by the Employer, be binding upon the Employer. The provisions of this Section shall be deemed a procedure for amending the Trust and for identifying the persons who have authority to amend the Trust and is intended to satisfy the requirements of Section 402(b)(3) of ERISA. The Employer shall have the right, in said manner, to amend this Trust Agreement retroactively to its effective date in order to initially satisfy the requirement of Section 401(a) of the Code, any provisions of ERISA, and any other provisions of the Code, and to terminate this Trust Agreement in the event of failure by the Internal Revenue Service, after application, to determine that the Plan and this Trust Agreement initially satisfy the requirements of Section 401(a) of the Code.

                  7.2 Termination. The Employer shall have the right at any time to terminate this Agreement and the Trust Fund hereby created, by delivering to the Trustee written notice of such termination. This Agreement and the Trust Fund hereby created shall also terminate in the event the Employer is legally adjudicated a bankrupt, or makes a general assignment for the benefit of creditors, or is dissolved, except a dissolution in connection with the reorganization of the Employer. Upon any such termination or upon a partial termination, or upon a complete discontinuance of contributions to the Trust Fund, the rights of all Participants or their Beneficiaries to benefits accrued to the date of such termination, partial termination or discontinuance, shall be fully Vested in accordance with the terms and provisions of the Plan.

                                  ARTICLE VIII

                  APPOINTMENT OF REGISTERED INVESTMENT ADVISER

                  8.1 Appointment. The Named Fiduciary may direct, by written notice to the Trustee, the segregation of any portion or portions of the Trust Fund into a separate investment account or investment accounts, and in such event, may appoint an Investment Manager to direct the investment and reinvestment of any such investment account or accounts pursuant to Section 2.2 hereinabove.


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                  8.2      Qualifications. Such Investment Manager shall be
either (a) registered as an investment adviser under the Investment Adviser's Act of 1940; (b) a bank, as defined in the Investment Adviser's Act of 1940; or
(c) an insurance company qualified to perform investment management services under the laws of the State of Alabama. If investment of the Trust Fund is to be directed in whole or in part by an Investment Manager, the Named Fiduciary shall deliver to the Trustee a copy of the instruments appointing the Investment Manager and evidencing the Investment Manager's acceptance of such an appointment, an acknowledgment by the Investment Manager that it is a fiduciary of the Plan and a certificate evidencing the Investment Manager's current registration under the Investment Adviser's Act of 1940. The Trustee shall be fully protected in relying upon such instruments and certificate until otherwise notified in writing by the Named Fiduciary.

                  8.3 Obligation of Trustee. The Trustee shall follow the directions of the Investment Manager regarding the investment and reinvestment of the Trust Fund, or such portion thereof as shall be under the management of the Investment Manager and shall exercise the powers set forth in Section 2.3 hereinabove, as directed by the Investment Manager. The Trustee shall be under no duty or obligation to review any investment to be acquired, held or disposed of pursuant to directions nor to make any recommendations with respect to the disposition or continued retention of any such investment or the exercise or non-exercise of the powers set forth in Section 2.3. The Trustee shall have no liability or responsibility for acting or not acting pursuant to the direction of, or failing to act in the absence of any direction from, the Investment Manager, unless the Trustee knows that by such action or failure to act it would itself be committing or participating in a breach of fiduciary duty by the Investment Manager.

                  8.4 Reversion of Investment Powers to Trustee. In the event that an Investment Manager should resign or be removed by the Named Fiduciary, the Trustee shall manage the investment of the Trust Fund pursuant to its authority and powers as herein provided, unless and until it shall be notified of the appointment of another Investment Manager with respect thereto.

                  8.5 Accounting. The accounts, books and records of the Trustee shall reflect the segregation of any portion or portions of the Trust Fund being managed by the Investment Manager, as a separate investment account or accounts.


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                                   ARTICLE IX

                   ADOPTION OF PLAN BY PARTICIPATING EMPLOYER

                  9.1 Contributions. If the Plan is adopted by a Participating Employer, pursuant to the terms and provisions of ARTICLE XIV of the Plan, then the Trustee shall receive all contributions paid to it by the Participating Employer, all of which shall become part of the Trust Fund. Such contributions shall be held, managed and administered in trust pursuant to the terms of this Agreement, and such contributions may be invested together with all other assets of the Trust Fund.

                  9.2 Records. The Trustee shall keep accurate and detailed records for each Participating Employer and its Employees separate and apart from the records which are maintained for the Employer. In addition, all reports required of the Trustee by the terms of this Agreement shall be made to each Participating Employer with respect to that Employer and its Employees.

                  9.3 Participating Employer Bound by Trust Agreement. A Participating Employer shall become a party to this Trust Agreement by executing the Trust Agreement or by evidencing its consent, in writing, to be bound by all the terms and provisions of the Trust Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Communications to Trustee. All communications required hereunder from the Employer or the Plan Administrator to the Trustee shall be in writing signed by an officer of the Employer or a person authorized by the Plan Administrator to sign on its behalf. Any corporate action by the Employer pursuant to any of the provisions of the Plan shall be evidenced by an instrument in writing executed on behalf of the Employer by a duly authorized officer thereof. Any notice, direction, order, request, certification or instruction of the Administrative Committee to the Trustee shall be in writing and shall be signed by two members of the Administrative Committee. The Trustee and every other person shall be entitled to rely conclusively upon any and all such notices, direction, orders, requests, certifications and instructions received from the Employer or the Administrative Committee and reasonably believed to be properly executed, and shall act and be fully protected in acting in accordance therewith.

                  10.2 Participants' Rights; Acquittance. Neither the establishment of the Trust Fund hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Trustee. Under no circumstances shall the terms of employment of any Participant be modified or in any way affected hereby.

                  10.3 Continuation of Trust. If the Plan is terminated or discontinued, the Employer may elect not to terminate the Trust Agreement. In that event, the Trust Agreement shall be administered as though the related Plan was in full force and effect throughout the entire period of its existence. If the Trust Agreement is subsequently terminated pursuant to Section 7.2, the Trust Fund shall be distributed as directed by the Administrator in accordance with the provisions of the Plan, the Trust Agreement, the Code and ERISA.

                  10.4 Rights of Employees. Nothing contained in this Agreement shall be construed to add directly or indirectly to the rights of the Employees against the Employer. The action of the Employer in creating this Trust Agreement or any other action contemplated by either the Employer or its Employees, or the Trustee hereunder, shall not be construed to constitute or evidence any contractual relationship between the Employer and any Employee, or as a right of any Employee to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Employees, with or without cause. The Employer shall have the absolute right to deal with any Employee who may be a Participant hereunder at any time as if the Plan had never been created. Nothing herein contained shall be construed as placing any obligation whatever upon the Employer to see that any distribution to a Participant is made at any time from the Trust Fund herein created, and the Employer shall not be liable to any person whatever in respect to payments from this Plan and Trust Agreement.

                  10.5 Board Authorization. Whenever the Employer, under the terms of this Agreement, is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any officer thereunto duly authorized by the Board of the Employer.

                  10.6 Agent for Service of Process. Any person having a cause of action, a right to recover under this Trust Agreement or under the Plan may serve process or other writ upon SouthTrust Corporation, whose address is P.O. Box 2554, Birmingham, Alabama 35290, and who is hereby appointed agent for the service of process with respect to all suits or actions involving this Trust Agreement and Plan.

                  10.7 ERISA Preemption. This Trust Agreement shall be administered in the United States of America, and its validity, construction and all rights hereunder shall be governed by the laws of the United States under ERISA. To the extent that ERISA shall not be held to have pre-empted local law, the Trust Agreement shall be administered and construed under and governed by the laws of the State of Alabama.

                  10.8 Merger or Consolidation. In the case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each Participant shall, if the Plan is terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer, if the Plan had been terminated.

                  10.9     Non-Alienation Provision.

                           (a)      In General. Except as provided in this
Section, neither the Trust nor any of the assets, nor any interest herein shall be subject to any conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, encumbrance, or other judicial process or order of any kind to satisfy the claims of creditors, and the Trustee shall not give any effect to such conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, encumbrance, or other judicial process or order. The interests of Participants and their Beneficiaries under the Plan and Trust shall not be subject to the claims of any creditors and shall not be liable for their debts, contracts or torts. Participants and their Beneficiaries shall not in any way convey, transfer, assign, sequester, garnish, attach, levy, or otherwise encumber their interests in the Plan in law or in equity, and any such conveyance, transfer, assignment, sequestration, garnishment, attachment, levy, or encumbrance shall be void.

                           (b)      Domestic Relations Orders.

                                    (i)      The Plan Administrator shall comply
with the terms of a Qualified Domestic Relations Order as defined in Section 414(p) of the Code.

                                    (ii)     Any such domestic relations order
shall not require the Plan to provide any type or form of benefit, or any option not otherwise provided under the Plan, nor to provide increased benefits (determined on the basis of actuarial value) or the payment of benefits to an alternate payee which are required to be paid to another alternate payee under another order previously determined to be a qualified domestic relations order.

                                    (iii)    The Plan Administrator shall
promptly notify the Participant and each alternate payee of the receipt of a domestic relations order by the Plan and the Plan's procedures for determining the qualified status of domestic relations orders. Within a reasonable period after receipt of a domestic relations order, the Plan Administrator shall determine whether such order is a qualified domestic relations order and shall notify the Participant and each alternate payee of such determination. If the Participant or any affected alternate payee disagrees with the determinations of the Plan Administrator, the disagreeing party shall be treated as a claimant and the claims procedure of the Plan shall be followed. The Plan Administrator may bring an action for a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid by the Plan.

                                    (iv)     During any period in which the
issue of whether a domestic relations order is a qualified domestic relations order is being determined (by the Plan Administrator, by a court of competent jurisdiction or otherwise), the Plan Administrator shall separately account for the amounts which would have been payable to the alternate payee during such period if the order had been determined to be a qualified domestic relations order. If, within the eighteen (18) month period beginning on the date on which the first payment would be required to be made under the domestic relations order, the order (or modification thereof) is determined to be a qualified domestic relations order, the Plan Administrator shall pay the segregated amounts, including any interest thereon, to the person or persons entitled thereto. If within such eighteen (18) month period it is determined that the order is not a qualified domestic relations order or the issue as to whether such order is a qualified domestic relations order is not resolved, then the Plan Administrator shall pay the segregated amounts, including any interest thereon, to the person or persons who would have been entitled to such amounts if there had been no order. Any determination that an order is a qualified domestic relations order which is made after the close of the eighteen (18) month period shall be applied prospectively only.

                                    (v)      The Plan Administrator shall
establish reasonable procedures to determine the status of domestic relations orders and to administer distributions under qualified orders.

                                TABLE OF CONTENTS
                                       FOR
                             SOUTHTRUST CORPORATION
                             401(K) TRUST AGREEMENT

ARTICLE I              DEFINITIONS.............................................................    2
         1.1           "Anniversary Date"......................................................    2
         1.2           "Beneficiary"...........................................................    2
         1.3           "Board".................................................................    2
         1.4           "Code"..................................................................    2
         1.5           "ERISA".................................................................    2
         1.6           "Employee"..............................................................    2
         1.8           "Employer"..............................................................    2
         1.9           "Named Fiduciary".......................................................    2
         1.10          "Participant"...........................................................    2
         1.11          "Participating Employer"................................................    3
         1.12          "Plan"..................................................................    3
         1.13          "Plan Administrator"....................................................    3
         1.14          "Plan Year".............................................................    3
         1.15          "Rollover Account"......................................................    3
         1.16          "Taxable Year"..........................................................    3
         1.17          "Trust Fund"............................................................    3
         1.18          "Trustee"...............................................................    3

ARTICLE II             TRUSTEE.................................................................    3
         2.1           Establishment and Acceptance of Trust...................................    3
         2.2           Investment of Trust Fund................................................    4
         2.3           Powers of Trustee.......................................................    4
         2.4 ..................................................................................    6

ARTICLE III            PAYMENTS FROM THE TRUST FUND............................................    6
         3.1           In General..............................................................    6
         3.2           Payment of Compensation, Expenses and Taxes.............................    6
         3.3           Reversions to Employer..................................................    7

ARTICLE IV             ACCOUNTING..............................................................    7
         4.1           Trustee Records.........................................................    7

ARTICLE V              REMOVAL, RESIGNATION AND APPOINTMENT OF SUCCESSOR TRUSTEE...............    7
         5.1           Removal.................................................................    7
         5.2           Resignation.............................................................    7
         5.3           Appointment of Successor Trustee........................................    8

ARTICLE VI             FIDUCIARY RESPONSIBILITIES..............................................    8
         6.1           Allocation of Responsibilities Among Fiduciaries........................    8
         6.2           No Joint Fiduciary Responsibilities.....................................    9
         6.3           Advisor to Named Fiduciary..............................................    9

ARTICLE VII            AMENDMENT AND TERMINATION...............................................    10
         7.1           Amendment...............................................................    10
         7.2           Termination.............................................................    10

ARTICLE VIII           APPOINTMENT OF REGISTERED INVESTMENT ADVISER............................    11
         8.1           Appointment.............................................................    11
         8.2           Qualifications..........................................................    11
         8.3           Obligation of Trustee...................................................    11
         8.4           Reversion of Investment Powers to Trustee...............................    11
         8.5           Accounting..............................................................    11

ARTICLE IX             ADOPTION OF PLAN BY PARTICIPATING EMPLOYER..............................    12
         9.1           Contributions...........................................................    12
         9.2           Records.................................................................    12
         9.3           Participating Employer Bound by Trust Agreement.........................    12

ARTICLE X              MISCELLANEOUS...........................................................    12
         10.1          Communications to Trustee...............................................    12
         10.2          Participants' Rights; Acquittance.......................................    12
         10.3          Continuation of Trust...................................................    12
         10.4          Rights of Employees.....................................................    13
         10.5          Board Authorization.....................................................    13
         10.6          Agent for Service of Process............................................    13
         10.7          ERISA Preemption........................................................    13
         10.8          Merger or Consolidation.................................................    13
         10.9          Non-Alienation Provision................................................    13


                                        2